Exhibit 99.1

QHSLab (OTCQB:USAQ) Reports Second Quarter and First Half 2026 Unaudited Financial Results

Integrated Service Program (ISP) Revenue More Than Doubles Year-over-Year as Gross Margins Expand and Financing Costs Decline

West Palm Beach, FL, August 3, 2026 (GLOBE NEWSWIRE) — QHSLab, Inc. (the “Company”) (OTCQB: USAQ), a healthcare technology and software-as-a-service (SaaS) company focused on enabling primary care providers to improve patient outcomes while increasing practice revenue through reimbursable preventive care, digital health and clinical decision support solutions, today reported its unaudited financial results for the three and six months ended June 30, 2026.

Management believes the second quarter reflects continued momentum in the Company’s strategic transition toward recurring revenue, software-enabled healthcare platform, led by strong growth in its Integrated Service Program (“ISP”), expanding gross margins and significantly reduced financing costs.

Second Quarter 2026 Financial Highlights

For the three months ended June 30, 2026:

●	ISP revenue increased 86.4% to $491,399, compared with $263,628 during the second quarter of 2025.
●	Total revenue increased 40.1% to $847,490, compared with $605,446 in the prior-year quarter.
●	Gross profit increased 47.8% to $589,784, compared with $399,015.
●	Gross margin expanded to 69.6%, compared with 65.9% in the second quarter of 2025.
●	Operating income increased to $45,245, compared with $11,526 in the prior-year quarter.
●	Net income improved to $38,030, compared with a net loss of $(52,958) during the second quarter of 2025.

First Half 2026 Financial Highlights

For the six months ended June 30, 2026:

●	Total revenue increased 26.0% to $1,576,175, compared with $1,250,865 during the first six months of 2025.
●	ISP revenue increased 103.2% to $865,900, compared with $426,130 in the prior-year period.
●	Gross profit increased 27.9% to $1,060,587, compared with $828,959.
●	Gross margin improved to 67.3%, compared with 66.3% in the prior-year period.
●	Interest expense declined 87.3% to $16,741, compared with $132,054, reflecting the Company’s strengthened balance sheet following the retirement of substantially all legacy convertible debt.
●	Net loss improved approximately 50% to $(65,876) compared with $(132,567) during the first six months of 2025, despite continued investment in product development, sales and organizational infrastructure.

Although the Company reported a net loss for the six-month period, management believes the combination of accelerating recurring ISP revenue, expanding gross margins and significantly lower financing costs demonstrates continued progress toward improved operating leverage.

Management Commentary; Business Update

“Our second quarter results demonstrate the evolution of QHSLab into a scalable healthcare technology platform built on recurring provider relationships,” said Troy Grogan, President and Chief Executive Officer of QHSLab.

“ISP revenue more than doubled during the first half of 2026 and was our primary source of revenue during the period, increasing to $865,900, or approximately 55% of total revenue, and continues to become a larger component of our overall revenue mix. We believe this reflects increasing provider recognition of the clinical and financial value of integrating preventive health screening and digital engagement into everyday patient care.

Equally important, we continue to generate strong gross margins while investing in the technology, software and organizational infrastructure necessary to support our long-term growth strategy. During the first half of 2026, we expanded our ISP platform by adding additional software-enabled healthcare solutions designed to improve patient engagement, preventive and chronic care delivery and recurring revenue opportunities.

Looking ahead, our priorities remain clear: expanding provider acquisition, accelerating provider activation, and investing in product innovation to increase recurring software-enabled revenue. We believe the investments we are making today are the foundation for a highly scalable healthcare platform capable of delivering meaningful long-term value for healthcare providers and our shareholders.

While we remain focused on improving our business, during the past nine months we substantially strengthened our balance sheet through the retirement of convertible debt, significantly reducing financing costs, improving our financial flexibility and our capital markets profile.”

Financial results included in this release are unaudited.

For additional information, including the Company’s latest corporate presentation, please visit the QHSLab investor relations website at https://www.qhslab.com/for-investors

About QHSLab

QHSLab, Inc. (OTCQB: USAQ) is a digital health infrastructure company supporting independent primary care practices through workflow-integrated digital screening, clinical decision support, and care management services. The Company’s platform is designed to help physicians identify and manage underdiagnosed behavioral health and chronic conditions while supporting reimbursable clinical activities that occur both during and outside traditional office visits. QHSLab generates revenue primarily through recurring service fees from participating medical practices. The Company also operates an allergy diagnostics and treatment service line under the AllergiEnd® brand. Learn more at www.qhslab.com

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, future products, and potential future results and acquisitions are examples of such forward-looking statements. Forward-looking statements are generally identified by words such as ‘may,’ ‘could,’ ‘believes,’ ‘estimates,’ ‘targets,’ ‘expects,’ or ‘intends,’ and other similar words that express risks and uncertainties. These statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of the introduction of new products, the inherent discrepancy in actual results from estimates, projections, and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release. The Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Olivia Giamanco

QHSLab, Inc.

(929) 379-6503

ir@usaqcorp.com

https://twitter.com/QHSLabInc